Exhibit 10.12(d)

FOURTH AMENDMENT TO THE
MINERALS TECHNOLOGIES INC. RETIREMENT PLAN
(as amended and restated effective as of January 1, 2006, with certain other effective dates)

WHEREAS, pursuant to Section 9.1 of the Minerals Technologies Inc. Retirement Plan, as amended and restated effective as of January 1, 2006, with certain other effective dates (the “Plan”), Minerals Technologies Inc. reserves the right to amend the Plan by action of its Board of Directors and now wishes to do so by the following amendment.

NOW THEREFORE, the Plan is hereby amended as follows, effective January 1, 2010:

1.           Section 3.1 shall be amended by adding the following to the end thereof:

“Notwithstanding any provision of the Plan to the contrary, effective January 1, 2010, no Employee shall become a Member, and any Member who ceases to be an Eligible Employee (as a result of his termination of employment, change in employment status, or for any other reason) shall not again become an Eligible Employee at any future date as a result of reemployment or for any other reason.”

2.           The last sentence of Section 3.2 shall be amended to read as follows:

“If such a Former Eligible Employee again becomes an Eligible Employee before January 1, 2010, he shall be treated as if he were reemployed, and shall be covered under the Cash Balance Formula, consistent with Sections 4.1(b) and (c).  Such a Former Eligible Employee shall not again become an Eligible Employee on or after January 1, 2010.

3.           The first sentence of Section 5.1 shall be amended to read as follows:

“In the case of a Member who is reemployed before January 1, 2010 by an Employer or an Affiliate after he has received or begun to receive a benefit under the Plan, such Member’s participation in the Plan shall resume as of the date of such Member’s reemployment and benefit payments under the Plan shall be suspended during the period of his reemployment with respect to benefits accrued prior to such reemployment.  In the case of a Member who is reemployed on or after January 1, 2010 by an Employer or an Affiliate after he has received or begun to receive a benefit under the Plan, such Member’s participation in the Plan shall not resume and benefit payments shall not be suspended.”

4.           Section 5.2 shall be amended to read as follows:

“5.2  Reemployment Before a Member’s Annuity Starting Date
In the case of a Member who is reemployed before January 1, 2010 by an Employer or an Affiliate before he has begun to receive a benefit, such Member’s participation in the Plan shall resume as of the date of such Member’s reemployment, provided, however, that any benefits accrued by a Member who is reemployed on or after January 1, 2002 and before January 1, 2010 shall be determined under the Cash Balance Formula pursuant to Section 4.1(c).  In the case of a Member who is reemployed on or after January 1, 2010 by an Employer or an Affiliate before he has begun to receive a benefit, such Member’s participation in the Plan shall not resume.”

5.           The first phrase of Section 5.3 shall be amended to read as follows:

“In the case of a Member who is reemployed before January 1, 2010 by an Employer or an Affiliate after his Normal Retirement Date or who remains employed by an Employer or an Affiliate after his Normal Retirement Date—”

IN WITNESS WHEREOF, the Employer, by its duly authorized officers, has caused this Fourth Amendment to be executed, on this 11th day of December, 2009.

MINERALS TECHNOLOGIES INC.

BY: /s/ Thomas Meek
Thomas Meek
General Counsel

BY: /s/ D. Randy Harrison
D. Randy Harrison
Sr. Vice-President, Organization and Human Resources